Exhibit 99.(b)
FLORIDA PROGRESS CORPORATION

INVESTOR INFORMATION
Analysts' Contacts:
Richard R. Champion, Director, Investor Relations  (813) 824-6428
Mark A. Myers, Manager, Investor Communications  (813) 824-6422

                                                       February 9, 1995


Florida Power Corporation Seeks To Terminate Agreements With SunShine Pipeline Project


Florida Power Corporation, the largest subsidiary of Florida Progress Corporation, is exercising its option to terminate, effective March 2, two agreements related to the transportation of natural gas through the proposed SunShine Pipeline.

March 1 is the deadline established in the agreements for receipt of all approvals for the project by both federal and state regulators. Florida Power contends it is indisputable that the approvals cannot be obtained by the required date and, thus, the company has filed a lawsuit today to terminate the agreements.

The agreements referred to in the court action had been signed in 1993 to provide firm gas transportation capacity for Florida Power. The company plans to increase the use of natural gas, primarily to fuel two combined cycle units to be constructed at its new energy complex near Fort Meade in Polk County. The first unit is scheduled to be in service in 1998, the second in 1999.

By exercising this option, the company intends to preserve its flexibility and explore all viable options that are in the best interests of Florida Power's customers and shareholders.

Florida Power announced in September 1994 that it was withdrawing as an equity partner in the 715-mile proposed SunShine pipeline that would run from Pascagoula, Mississippi to Polk County, Florida.

Florida Progress (NYSE:FPC) is a diversified utility holding company with assets of more than $5.7 billion. Its principal subsidiary is Florida Power Corporation, that state's second-largest electric utility with more than 1.2 million customers. Diversified operations include coal mining and transportation, life insurance, real estate, and lending and leasing.


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